Exhibit 6

520 Madison Avenue, New York, NY 10022 212.284.2300

Rule 10B5-1 Sales Plan

Section 16 Affiliate

I.        Customer Information

Capitalized terms that are used but not defined in this section shall have the meanings set forth in Part IV, Terms and Conditions.

Seller:	Jonathan Rothberg acting on his own and on behalf of NVR TR, LLC, JNR TR, LLC, EJR TR, LLC and GBR TR, LLC
Affiliate Status:	Seller is an “affiliate” of the Issuer within the meaning of paragraph (a)(1) of Rule 144 promulgated under the Securities Act of 1933, as amended (“Rule 144”).
Seller Notice Address:
Issuer:	Butterfly Network
Issuer Stock Symbol:	BFLY
Par Value of Issuer Class A Common Stock:	$ 0.0001
Issuer’s Authorized Representative(s):	Nick Caezza

II.      Plan Information

Effective Date:	March 13, 2026
Commencement of Sales Date:	The “Commencement of Sales Date” for purposes of Section 2.2 of the Sales Plan shall be the 120th day following the Effective Date.
Cooling-Off Start Date:	The “Cooling-Off Start Date” for purposes of calculating the Commencement of Sales Date shall be the Effective Date, provided, however, that if Seller cancels an Overlapping Plan prior to the date on which all trades under such Overlapping Plan were to be completed or expired, then the Cooling-Off Start Date shall be the day of cancellation of such Overlapping Plan.
Sales Plan End Date:	The “Sales Plan End Date” for purposes of Section 3.1 of the Sales Plan is July 14, 2027.
Broker Notice Email Address(es):
Commission:	Any Commission shall not be greater than $.01 per share
Reports of Sales:

1

III.     Trading Formula

The Sales Plan shall apply to the sale of 7,799,818 shares of Butterfly Network (“BFLY”) beginning on the date July 14, 2026 and shall terminate upon the earliest of (i) July 14, 2027, (ii) the sale of 7,799,818 shares of BFLY, or (iii) the occurrence of any of the other events set forth in Section 3.1 of the Sales Plan.

●	All orders are executed on a not held basis.
●	In no event shall Broker sell more than the maximum allowable amount of shares pursuant to Rule 144 in any three-month period during which the Sales Plan is in effect.
●	In no circumstance may the seller amend this trading plan during the term without prior written approval from the issuer
●	All orders shall be in effect until execution, expiration or cancelation in accordance with term and conditions of this plan.
●	Broker has complete discretion as to the date and time of aforementioned sales.

2

IV.     Terms and Conditions

This Rule 10b5-1 Sales Plan (this “Sales Plan”) is entered into on the Effective Date between Seller and Jefferies LLC (“Broker”), acting as agent for Seller.

Recitals

A.	This Sales Plan is entered into between Seller and Broker for the purpose of establishing a trading plan that complies with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

B.	Seller is establishing this Sales Plan in order to permit the orderly disposition of a portion of Seller’s holding of Class A Common Stock (the “Stock”) of the Issuer.

Article 1
Seller’s Representations, Warranties and Covenants

Seller represents, warrants and covenants to Broker as follows:

1.1.	As of the date hereof, (a) Seller is not aware of any material nonpublic information concerning the Issuer or its securities and (b) Seller is entering into this Sales Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act (“Rule 10b-5”). Seller agrees to act in good faith with respect to this Sales Plan at all times while this Sales Plan is in effect.

1.2.	The securities to be sold under this Sales Plan are owned free and clear by Seller and are not subject to any agreement granting any pledge, lien, mortgage, hypothecation, security interest, charge, option or encumbrance or any other limitation on disposition, other than those which may have been entered into between Seller and Broker or imposed by Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).

1.3.	While this Sales Plan is in effect, Seller agrees not to enter into or alter any corresponding or hedging transaction or position with respect to the securities covered by this Sales Plan (including, without limitation, with respect to any securities convertible or exchangeable into the Stock) and agrees not to alter or deviate from the terms of this Sales Plan. Seller acknowledges and agrees that Seller does not have, and shall not attempt to exercise, any influence over how, when or whether to effect sales of Stock pursuant to this Sales Plan.

1.4.	Seller agrees that Seller shall not, directly or indirectly, communicate any material nonpublic information relating to the Stock or the Issuer to any employee of Broker or its affiliates who is involved, directly or indirectly, in executing this Sales Plan at any time while this Sales Plan is in effect. Any notice given to Broker pursuant to this Sales Plan shall be given in accordance with Section 5.4.

1.5.	(a)	Seller agrees to provide Broker with a certificate dated as of the date hereof and signed by the Issuer substantially in the form of Exhibit A hereto prior to commencement of the Plan Sales Period (as defined below).

(b)	Seller agrees to notify Broker's compliance office at the Broker’s Notice Email Address(es) set forth above as soon as practicable if Seller becomes aware of the occurrence of any legal, contractual or regulatory restriction that is applicable to Seller or Seller’s affiliates, including, without limitation, any restriction related to a merger or acquisition or a stock offering requiring an affiliate lock-up, and that would prohibit any sale pursuant to the Sales Plan (other than any such restriction relating to Seller’s possession or alleged possession of material nonpublic information about the Issuer or its securities). Such notice shall indicate the anticipated duration of the restriction but shall not include any other information about the nature of the restriction or its applicability to Seller and shall not in any way communicate any material nonpublic information about the Issuer or its securities to Broker.

1.6.	Seller agrees to complete, execute and deliver to Broker (a) a seller representation letter regarding Rule 144 dated as of the date hereof substantially in the form of Exhibit B hereto and (b) in the case of Stock to be sold upon the exercise of stock options, a representation letter regarding such stock options in the form of Exhibit C hereto, in each case prior to the commencement of the Plan Sales Period.

1.7.	There are no legal, contractual or regulatory restrictions applicable to Seller or Seller’s affiliates as of the date hereof that would prohibit Seller from entering into this Sales Plan or prohibit any sales pursuant to this Sales Plan. The execution and delivery of this Sales Plan by Seller and the transactions contemplated by this Sales Plan will not contravene any provision of applicable law or any agreement or other instrument binding on Seller or any of Seller’s affiliates, including any insider trading policies or procedures of the Issuer, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over Seller or Seller’s affiliates.

1.8.	Seller has had the opportunity to consult with Seller’s own advisors as to the legal, tax, business, financial and related aspects of, and has not relied upon Broker or any person affiliated with Broker in connection with Seller’s adoption and implementation of, this Sales Plan. Seller acknowledges that Broker has made no representation and has no obligation with respect to whether this Sales Plan or the transactions contemplated hereby qualify for the affirmative defense provided by Rule 10b5-1. Seller acknowledges that Broker is not acting as a fiduciary of or an advisor to Seller.

1.9.	(a)	As of the date hereof, Seller has no other outstanding contract, instruction or plan that is intended to qualify for the affirmative defense under Rule 10b5-1(c)(1) for purchases or sales of the Issuer’s securities, including the Stock, on the open market (a “Rule 10b5-1 Plan”), other than (i) a Rule 10b5-1 Plan under which all trades will be completed or expire without execution (an “Overlapping Plan”) prior to the first day of the Plan Sales Period under this Sales Plan or (ii) a Rule 10b5-1 Plan providing for an eligible sell-to-cover transaction as defined in Rule 10b5-1(c)(1)(ii)(D)(3) (a “Permitted Plan”). Seller agrees to notify Broker if any Overlapping Plan is cancelled prior to the date on which all trades under such Overlapping Plan were to be completed or expired.

3

(b)	Seller agrees, until this Sales Plan has been terminated, that Seller shall not (i) enter into a binding contract with respect to the purchase or sale of Stock with another broker, dealer or financial institution (each, a “Financial Institution”), (ii) instruct another Financial Institution to purchase or sell Stock, or (iii) adopt a Rule 10b5-1 Plan other than this Sales Plan, provided that Seller may adopt a Permitted Plan or an additional Rule 10b5-1 Plan with Broker under which trades will not commence until all trades under this Sales Plan are completed or expired.

(c)	If this Sales Plan is a single trade arrangement as defined in Rule 10b5-1(c)(1)(ii)(E) (“Single Trade Plan”), Seller has not entered into any other Single Trade Plan during the prior 12-month period, and Seller agrees not to enter into any other Single Trade Plan during the 12-month period following the date hereof. This restriction will survive termination of this Sales Plan.

1.10.	(a)	Seller agrees to make all filings, if any, required under Sections 13(d), 13(g) and 16 of the Exchange Act in a timely manner, to the extent any such filings are applicable to Seller.

(b)	Seller agrees that Seller shall at all times during the Plan Sales Period, in connection with the performance of this Sales Plan, comply with all applicable laws, including, without limitation, Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

1.11.	(a)	Seller represents and warrants that the Stock to be sold pursuant to this Sales Plan is currently eligible for sale under Rule 144.

(b)	Seller agrees not to take and agrees to cause any person or entity with which Seller would be required to aggregate sales of Stock pursuant to paragraph (a)(2) or (e) of Rule 144 not to take, any action that would cause the sales hereunder not to meet all applicable requirements of Rule 144.

(c)	Seller agrees to comply with Rule 144, including without limitation to the extent that Rule 144 may require Seller to file, amend and/or supplement one or more Forms 144 with the Securities and Exchange Commission from time to time during the Plan Sales Period.

Article 2
Implementation of the Sales Plan

2.1.	Seller hereby appoints Broker as its agent to sell shares of Stock as described in Part III of this Sales Plan (“Trading Formula”). Subject to such terms and conditions, Broker hereby accepts such appointment. Broker agrees to conduct all sales pursuant to this Sales Plan in accordance with the manner-of-sale requirement of Rule 144 under the Securities Act and in no event shall Broker effect any sale if such sale would exceed the then-applicable limitation on the amount of securities sold under Rule 144, assuming Broker’s sales pursuant to this Sales Plan are the only sales subject to that limitation.

2.2.	Broker is authorized to begin selling Stock pursuant to this Sales Plan beginning on the Commencement of Sales Date. The period of time between the commencement of sales and the termination of sales under this Sales Plan pursuant to Section 3.1(a) below shall be the “Plan Sales Period.”

2.3.	(a)	During the Plan Sales Period, Broker shall sell the Stock in accordance with the Trading Formula at such times, at such prices and in such quantities as Broker determines to be appropriate in accordance with the terms of this Sales Plan.

(b)	Subject to the restrictions set forth in Section 2.1 above, Broker shall sell shares of Stock under ordinary principles of best execution at the then-prevailing market price.

(c)	Broker shall, within one business day after each day on which a sale of stock is made (a “Sale Day”), provide the individuals listed under Reports of Sales above with the amount of shares of Stock sold, the sales prices of each of such sales and such other information as they may reasonably require in order to permit timely compliance by Seller or its affiliates, as applicable, with the requirements of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(d)	If applicable, the aggregate number of shares of Stock sold pursuant to this Sales Plan shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Stock or any change in capitalization with respect to the Issuer that occurs during the Plan Sales Period. Seller shall promptly advise (or cause the Issuer to advise) Broker of any such event.

2.4.	Broker shall suspend sales of the Stock hereunder at any time when:

(a)	Broker, in its sole discretion, has determined that a market disruption, banking moratorium, trading suspension, outbreak or escalation of hostilities or other crisis or calamity has occurred that, in Broker’s judgment, make it impracticable for Broker to effect sales of the Stock;

(b)	Broker, in its sole discretion, has determined that it is prohibited from doing so by a legal, contractual or regulatory restriction applicable to it or its affiliates or to Seller or Seller’s affiliates;

(c)	Broker, in its sole discretion, has determined that to do so would materially impact the trading price for the Stock;

(d)	Broker has received notice from Seller of the occurrence of any event contemplated by Section 1.5(b) above; or

(e)	Broker has received notice from Seller to terminate the Sales Plan in accordance with Section 3.1(a) below.

Following a suspension under this Section 2.4, Broker shall resume sales in accordance with this Sales Plan as promptly as practicable after Broker determines, in its sole discretion, that sales may be resumed. Upon the resumption of trading following a suspension, (i) any trades for which the Trading Formula specifies a sales period end date that occurred during the suspension shall be deemed to have expired as of such end date, and (ii) any trades for which the Trading Formula specifies a sales period start date that occurred during the suspension shall be placed as soon as practicable for the balance of time remaining until the sales period end date applicable to such trade. All other trades shall be placed as originally indicated in this Sales Plan.

4

2.5.	(a)	Seller agrees to deliver the Stock to be sold pursuant to this Sales Plan (the “Plan Shares”) into an account at a broker dealer introduced by Broker in the name of and for the benefit of Seller (the “Plan Account”) prior to the commencement of sales under this Sales Plan (or, in the case of Stock to be sold upon the exercise of stock options, to cause such Stock to be delivered into an account at Broker no later than settlement day after the date of sale of such Stock pursuant to this Sales Plan).

(b)	Broker shall withdraw Stock from the Plan Account as appropriate to effect sales of Stock under this Sales Plan.

(c)	To the extent that any Stock remains in the Plan Account after the end of the Plan Sales Period or upon termination of this Sales Plan, Broker agrees to return such Stock promptly to the Issuer's transfer agent for re-legending to the extent that such Stock would then be subject to transfer restrictions in the hands of Seller.

2.6.	Broker shall in no event effect any sale under this Sales Plan if the Stock to be sold is not in the Plan Account (or, in the case of Stock to be sold upon the exercise of stock options, if Seller has not made arrangements satisfactory to Broker for the delivery of such Stock into an account at Broker no later than settlement day after the date of sale of such Stock pursuant to this Sales Plan).

2.7.	Broker may sell Stock on any national securities exchange, in the over-the-counter market, on an automated trading system or otherwise. Broker may (i) sell Stock on a “not held” basis and exercise price and time discretion over sales made pursuant to this Sales Plan and (ii) aggregate orders for Seller with orders for other sellers of the Issuer’s securities, execute sales as a block or in multiple smaller transactions, and allocate an average price to each seller.

Article 3
Termination; Amendment of Sales Plan

3.1.	This Sales Plan shall terminate upon the earliest to occur of the following:

(a)	the Sales Plan End Date;

(b)	the completion of all sales contemplated by the Trading Formula;

(c)	Seller’s or Broker’s reasonable determination that (i) this Sales Plan does not comply with Rule 10b5-1 or other applicable securities laws or (ii) Seller has not complied with the terms of this Sales Plan, Rule 10b5-1 or other applicable securities laws;

(d)	the date on which Broker receives notice (i) of the dissolution of Seller, (ii) that the Issuer or any other person has publicly announced a tender or exchange offer with respect to the Stock or a merger, acquisition, reorganization, recapitalization or comparable transaction affecting the securities of the Issuer, as a result of which the Stock is to be exchanged or converted into shares of another company, or (iii) of the commencement or impending commencement of any proceedings in respect of or triggered by Seller's bankruptcy or insolvency; or

(e)	two days following the date that (i) Broker provides written notice of termination to Seller by email as set forth in Section 5.4 below or (ii) Seller provides written notice of termination to Broker by email as set forth in Section 5.4 below; provided that such notice from Seller shall be accompanied by written acknowledgement of the termination by the Issuer.

3.2.	This Sales Plan may be amended by Seller only (a) to the extent that such amendment does not change the amount, price or timing of the sale of the Stock and (b) upon the written consent of Broker and receipt by Broker of the following documents, each dated as of the date of such amendment:

(i)	a certificate signed by Seller certifying that the representations and warranties of Seller contained in this Sales Plan are true at and as of the date of such certificate as if made at and as of such date;

(ii)	a seller representation letter completed and executed by Seller substantially in the form of Exhibit B hereto; and

(iii)	in the case of Stock to be sold upon the exercise of stock options, a representation letter regarding such stock options in the form of Exhibit C hereto.

Article 4
Termination; Amendment of Sales Plan

4.1.	Seller agrees to indemnify and hold harmless Broker and its directors, officers, employees, agents and affiliates from and against all claims, losses, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim): (a) arising out of or attributable to actions taken or not taken by any of them under this Sales Plan, except in the case of any claims, losses, damages or liabilities resulting from Broker’s gross negligence or willful misconduct; (b) arising out of or attributable to any breach by Seller of this Sales Plan (including Seller’s representations and warranties); or (c) any violation by Seller of applicable laws or regulations. This indemnification will survive termination of this Sales Plan.

4.2.	Notwithstanding any other provision of this Sales Plan, neither Broker nor any of its directors, officers, employees, agents or affiliates shall be liable to Seller or any other person or entity: (a) as a result of actions taken or not taken by any of them under this Sales Plan, except in the case of a liability resulting from Broker’s gross negligence or willful misconduct; (b) for special, indirect, punitive, exemplary or consequential damages, or incidental losses or damages of any kind, including without limitation lost profits or lost savings, regardless of whether arising from breach of contract, warranty, tort, strict liability or otherwise, and even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen; or (c) for any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond Broker’s reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as “acts of God.”

5

Article 5
General

5.1.	Proceeds from each sale of Stock effected under the Sales Plan will be delivered to Seller as such proceeds become available upon settlement at an account number provided to Broker in accordance with Section 5.4 below less any commission to be paid to Broker (“Commission”), provided that any Commission shall be not greater than the dollar amount set forth in Part II – Plan Information.

5.2.	Seller and Broker acknowledge and agree that this Sales Plan is a “securities contract,” as such term is defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), entitled to all of the protections given such contracts under the Bankruptcy Code.

5.3.	This Sales Plan constitutes the entire agreement between the parties with respect to this Sales Plan and supersedes any prior agreements or understandings with regard to the Sales Plan. If requested, Seller shall execute a standard form account agreement with Broker, but in the event of conflict between any provision of such standard form account agreement and this Sales Plan, the provisions of this Sales Plan shall control.

5.4.	(a)	All notices to Broker under this Sales Plan shall be given to Broker’s Compliance Office in the manner specified by this Sales Plan via email at:
WM_compliance@Jefferies.com and please cc all email addresses listed under Broker’s Notice Email Address(es) above.

(b)	All notices to Seller under this Sales Plan shall be sent to Seller at the Seller Notice Address specified above.

(c)	All reports of sales by Broker on a given Sale Day shall be given to each of the individuals listed under Reports of Sales above.

(d)	All such notices and communications may be directed to such other or additional persons or such other addresses for any party or person as may be specified by like notice.

5.5.	This Sales Plan may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

5.6.	If any provision of this Sales Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation. All other provisions of this Sales Plan will continue and remain in full force and effect.

5.7.	This Sales Plan shall be governed by and construed in accordance with the internal laws of the State of New York and may be modified or amended only by a writing signed by the parties hereto.

[Remainder of Page Intentionally Left Blank – Signature Page Follows]

6

IN WITNESS WHEREOF, the undersigned have signed this Sales Plan as of the date first written above.

Seller:

/s/ Jonathan Rothberg

NVR TR, LLC

Name: Jonathan Rothberg
Title: Manager
/s/ Jonathan Rothberg

JNR TR, LLC

Name: Jonathan Rothberg
Title: Manager
/s/ Jonathan Rothberg

Jonathan M. Rothberg

/s/ Jonathan Rothberg

EJR TR, LLC

Name: Jonathan Rothberg
Title: Manager
/s/ Jonathan Rothberg

GBR TR, LLC

Name: Jonathan Rothberg
Title: Manager
/s/ Jonathan Rothberg

Jefferies LLC:

By:
/s/ Mathew J. Shaggura
Name: Mathew J. Shaggura
Title: V.P. Risk Manager

7